Exhibit 99.1

August 17, 2022
For 6:00 a.m. ET Release

LOWE’S REPORTS SECOND QUARTER 2022 SALES AND EARNINGS RESULTS
— Consolidated Comparable Sales Decreased 0.3%; U.S. Comparable Sales Increased 0.2% —
— Second Quarter Diluted EPS of $4.67 —

MOORESVILLE, N.C., Aug. 17, 2022 - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $3.0 billion, in line with prior-year results, and diluted earnings per share (EPS) of $4.67 for the quarter ended July 29, 2022, compared to diluted EPS of $4.25 in the second quarter of 2021.

Total sales for the second quarter were $27.5 billion compared to $27.6 billion in the second quarter of 2021, and comparable sales decreased 0.3%. Comparable sales for the U.S. home improvement business increased 0.2% for the second quarter. DIY sales were impacted by the shortened spring and lower demand in certain discretionary categories, which was partially offset by a 13% increase in Pro customer sales.

“I am pleased that our team drove operating margin improvement and effectively managed inventory despite lower-than-expected sales – a clear reflection of our relentless focus on operating discipline and productivity," commented Marvin R. Ellison, Lowe's chairman, president and CEO. "Our results in the first half were disproportionately impacted by our 75% DIY customer mix, which was partially offset by our double-digit Pro growth for the ninth consecutive quarter. Despite continued macro uncertainty, we remain confident in the long-term strength of the home improvement market and our ability to take share. To help our hourly front-line associates during this period of high inflation, we are awarding an incremental bonus of $55 million. I’d like to thank our associates for their continued hard work and dedication.”

Capital Allocation
With a disciplined focus on its best-in-class capital allocation program, the company continues to create sustainable value for its shareholders. During the quarter, the company repurchased approximately 21.6 million shares for $4.0 billion, and it paid $524 million in dividends.

As of July 29, 2022, Lowe’s operated 1,969 home improvement and hardware stores in the U.S. and Canada representing 208 million square feet of retail selling space, and it serviced approximately 212 dealer-owned stores.

Lowe’s Business Outlook
The company now expects full year 2022 total and comparable sales toward the bottom end of its outlook range, and expects operating income and diluted EPS toward the top end of its outlook range. This reflects first half sales performance and expectations for continued Pro strength and improving DIY trends. It also reflects the company’s disciplined expense management and benefits of its productivity initiatives.

Full Year 2022 Outlook -- a 53-week Year (comparisons to full year 2021 -- a 52-week year)

•Total sales of $97 billion to $99 billion, including the 53rd week
•53rd week expected to increase total sales by approximately $1.0 billion to $1.5 billion
•Comparable sales expected to range from a decline of -1% to an increase of 1%
•Gross margin rate up slightly compared to prior year
•Depreciation and amortization of approximately $1.75 billion
•Operating income as a percentage of sales (operating margin) of 12.8% to 13.0%
•Interest expense of $1.1 to $1.2 billion (previously $1.0 to $1.1 billion)
•Effective income tax rate of approximately 25%
•Diluted earnings per share of $13.10 to $13.60
•Total share repurchases of approximately $12 billion
•ROIC1 of over 36%
•Capital expenditures of approximately $2 billion

A conference call to discuss second quarter 2022 operating results is scheduled for today, Wednesday, August 17, at 9 a.m. ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s Second Quarter 2022 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 19 million customer transactions a week in the United States and Canada. With fiscal year 2021 sales of over $96 billion, Lowe’s and its related businesses operate or service nearly 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent
1 Return on Invested Capital (ROIC) is calculated using a non-GAAP financial measure. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

reduced availability and/or higher cost of borrowing to Lowe's and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	704-881-4272
	kate.pearlman@lowes.com	steve.j.salazar@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and (Accumulated Deficit)/Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Six Months Ended
	July 29, 2022		July 30, 2021		July 29, 2022		July 30, 2021
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$27,476	100.00	$27,570	100.00	$51,135	100.00	$51,993	100.00
Cost of sales	18,343	66.76	18,258	66.22	33,952	66.40	34,551	66.45
Gross margin	9,133	33.24	9,312	33.78	17,183	33.60	17,442	33.55
Expenses:
Selling, general and administrative	4,455	16.22	4,693	17.02	8,758	17.12	9,187	17.67
Depreciation and amortization	449	1.63	409	1.49	894	1.75	800	1.54
Operating income	4,229	15.39	4,210	15.27	7,531	14.73	7,455	14.34
Interest – net	264	0.96	216	0.78	507	0.99	427	0.82
Pre-tax earnings	3,965	14.43	3,994	14.49	7,024	13.74	7,028	13.52
Income tax provision	973	3.54	976	3.54	1,699	3.33	1,688	3.25
Net earnings	$2,992	10.89	$3,018	10.95	$5,325	10.41	$5,340	10.27

Weighted average common shares outstanding – basic	638		705		649		711
Basic earnings per common share (1)	$4.68		$4.27		$8.18		$7.48
Weighted average common shares outstanding – diluted	639		707		651		713
Diluted earnings per common share (1)	$4.67		$4.25		$8.16		$7.46
Cash dividends per share	$1.05		$0.80		$1.85		$1.40

(Accumulated Deficit)/Retained Earnings
Balance at beginning of period	$(7,367)		$98		$(5,115)		$1,117
Net earnings	2,992		3,018		5,325		5,340
Cash dividends declared	(666)		(563)		(1,190)		(993)
Share repurchases	(3,854)		(3,013)		(7,915)		(5,924)
Balance at end of period	$(8,895)		$(460)		$(8,895)		$(460)

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,983 million for the three months ended July 29, 2022, and $3,007 million for the three months ended July 30, 2021. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $5,308 million for the six months ended July 29, 2022, and $5,318 million for the six months ended July 30, 2021.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Six Months Ended
	July 29, 2022		July 30, 2021		July 29, 2022		July 30, 2021
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$2,992	10.89	$3,018	10.95	$5,325	10.41	$5,340	10.27
Foreign currency translation adjustments – net of tax	12	0.05	(44)	(0.17)	(5)	(0.02)	58	0.11
Cash flow hedges – net of tax	(38)	(0.14)	(9)	(0.03)	181	0.36	15	0.03
Other	(1)	—	(1)	—	(3)	0.01	(2)	—
Other comprehensive (loss)/income	(27)	(0.09)	(54)	(0.20)	173	0.35	71	0.14
Comprehensive income	$2,965	10.80	$2,964	10.75	$5,498	10.76	$5,411	10.41

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	July 29, 2022	July 30, 2021	January 28, 2022
Assets
Current assets:
Cash and cash equivalents	$1,482	$4,835	$1,133
Short-term investments	450	1,420	271
Merchandise inventory – net	19,329	17,322	17,605
Other current assets	1,406	1,506	1,051
Total current assets	22,667	25,083	20,060
Property, less accumulated depreciation	18,713	19,031	19,071
Operating lease right-of-use assets	4,158	3,820	4,108
Long-term investments	56	225	199
Deferred income taxes – net	104	221	164
Other assets	1,027	1,024	1,038
Total assets	$46,725	$49,404	$44,640

Liabilities and shareholders' deficit
Current liabilities:
Short-term borrowings	$—	$1,000	$—
Current maturities of long-term debt	121	1,344	868
Current operating lease liabilities	652	557	636
Accounts payable	12,631	12,011	11,354
Accrued compensation and employee benefits	1,227	1,331	1,561
Deferred revenue	1,968	2,041	1,914
Other current liabilities	3,767	3,380	3,335
Total current liabilities	20,366	21,664	19,668
Long-term debt, excluding current maturities	28,763	21,967	23,859
Noncurrent operating lease liabilities	4,069	3,841	4,021
Deferred revenue – Lowe's protection plans	1,169	1,097	1,127
Other liabilities	800	1,010	781
Total liabilities	55,167	49,579	49,456

Shareholders' deficit:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 631 million, 699 million, and 670 million shares, respectively	316	350	335
Capital in excess of par value	—	—	—
Accumulated deficit	(8,895)	(460)	(5,115)
Accumulated other comprehensive income/(loss)	137	(65)	(36)
Total shareholders' deficit	(8,442)	(175)	(4,816)
Total liabilities and shareholders' deficit	$46,725	$49,404	$44,640

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	July 29, 2022	July 30, 2021
Cash flows from operating activities:
Net earnings	$5,325	$5,340
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,007	907
Noncash lease expense	273	252
Deferred income taxes	—	110
Loss on property and other assets – net	32	1
Share-based payment expense	110	115
Changes in operating assets and liabilities:
Merchandise inventory – net	(1,728)	(1,096)
Other operating assets	(120)	(203)
Accounts payable	1,279	1,115
Deferred revenue	97	511
Other operating liabilities	(263)	(139)
Net cash provided by operating activities	6,012	6,913

Cash flows from investing activities:
Purchases of investments	(330)	(1,635)
Proceeds from sale/maturity of investments	290	692
Capital expenditures	(687)	(846)
Proceeds from sale of property and other long-term assets	19	78
Other – net	(1)	(134)
Net cash used in investing activities	(709)	(1,845)

Cash flows from financing activities:
Net proceeds from issuance of debt	4,964	2,988
Repayment of debt	(799)	(568)
Proceeds from issuance of common stock under share-based payment plans	72	63
Cash dividend payments	(1,061)	(870)
Repurchases of common stock	(8,128)	(6,174)
Other – net	(2)	(366)
Net cash used in financing activities	(4,954)	(4,927)

Effect of exchange rate changes on cash	—	4

Net increase in cash and cash equivalents	349	145
Cash and cash equivalents, beginning of period	1,133	4,690
Cash and cash equivalents, end of period	$1,482	$4,835